Exhibit 10.4

REDEEMABLE PROMISSORY NOTE

Date of Note:	July 16, 2026

Principal Amount of Note:	$20,000,000.00

For value received, Neostellar Capital Corp., a Maryland corporation (the “Company”) (formerly known as SuRo Capital Corp.), promises to pay to the undersigned holder of this redeemable promissory note (this “Note”) or such party’s registered assigns (each, a “Holder”) the principal amount set forth above with interest on the outstanding principal amount at the Interest Rate, which interest the Company shall pay semi-annually in cash.

For purposes of this Note, “Interest Rate” shall mean 6.50% per annum; provided, however, that from and after such time as there has become outstanding any indebtedness of the Company or its Subsidiaries that is senior in right of payment to this Note (including any secured indebtedness, irrespective of seniority relative to this Note), the then Interest Rate shall be increased by 0.5% per annum; provided, further, that from and after such time as there has occurred an Event of Default, the then Interest Rate shall be automatically increased by 2.0% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal amount until paid in full or redeemed by the Company. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

All unpaid interest and principal shall be due and payable on July 16, 2029 (as such date may be extended as set forth herein, the “Maturity Date”).

For purposes of this Note, “Outstanding Amount” means the amount of outstanding principal and interest on this Note as of any date of calculation.

1. Basic Terms.

(a) Securities Purchase Agreement. This Note is being issued pursuant to that certain Securities Purchase Agreement by and between the Company and MCP Investing LLC, dated as of June 26, 2026 (the “Purchase Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

(b) Payments. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to expenses payable under this Note, then accrued interest, and thereafter to principal.

(c) Prepayment. Subject to Section 2(a), the Company may not prepay this Note prior to the Maturity Date without the consent of the Holder.

2. Redemption and Repayment.

(a) Mandatory Redemption. If at any time prior to the Maturity Date a Qualified Fundraising occurs, this Note shall be redeemed by the Company, without any further action by the Holder, and repaid through the issuance by the Company of a number of newly issued shares of Common Stock equal to (i) the Outstanding Amount divided by (ii) the price per share of the Common Stock sold in the Qualified Fundraising (or, in the case of a Qualified Fundraising that has consisted of a series of fundraising transactions, the price per share of Common Stock sold by the Company in the latest of such transactions in which the Company raised at least $5 million in aggregate net proceeds from sales to purchasers that were not Affiliates of the Company) (the “Redemption Price”). In connection with such redemption, the Holder shall execute and deliver to the Company all transaction documents related to the Qualified Fundraising as have been entered into by other purchasers (excluding, for the avoidance of doubt, any such documents with an underwriter, placement agent or other intermediary) of Common Stock in the Qualified Fundraising, provided, that the Holder shall be entitled to the most favorable terms (including representations and warranties, indemnification, contractual and economic rights, and any other benefits) offered to any other purchaser (excluding, for the avoidance of doubt, those offered to any underwriter, placement agent or other intermediary) of Common Stock in the Qualified Fundraising, and the Company shall take all actions necessary to cause the Holder to receive such terms.

(b) Change of Control. If the Company consummates a Change of Control (as defined below) while this Note remains outstanding, the Company shall repay the Holder in cash in an amount equal to 105% of the Outstanding Amount. For purposes of this Note, a “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; (iv) a majority of the members of the board of directors of the Company (the “Board”) are not Continuing Directors (as defined below); or (v) a change in the investment adviser of the Company to a Person other than Neostellar Advisors LLC. For purposes of this Note, a “Continuing Director” means as of any date of determination, any member of the Board who (i) was a member of the Board on the Effective Date, or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election. The Company shall, to the extent possible, give the Holder notice of a Change of Control not less than 10 Business Days prior to the anticipated date of consummation of the Change of Control. Any repayment pursuant to this subsection in connection with a Change of Control shall be made by the Company (or any party to such Change of Control or its agent) as part of and concurrently with the Change of Control.

(c) Procedure for Redemption.

(i) Upon redemption of this Note, the Company shall deliver, or cause to be delivered, to the Holder, the applicable number of shares of Common Stock (in either certificated or book entry form), together with a cash payment, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 2(c)(iii) no later than one Business Day following the Redemption Date.

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(ii) A Note shall be deemed to have been redeemed immediately prior to the close of business on the date (the “Redemption Date”) that the Qualified Fundraising occurs.

(iii) The Company shall not issue any fractional share of Common Stock upon redemption of this Note and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon redemption based on the Redemption Price.

(d) No Set-Off. All payments by the Company under this Note shall be made without set-off or counterclaim and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law. If the Company is required by applicable law to withhold any amounts from payments to the Holder, the Company shall (i) provide the Holder with prompt written notice of such requirement, (ii) reasonably cooperate with the Holder to minimize the amount of withholding through the delivery of applicable tax forms (including Form W-9 or applicable Form W-8) or other documentation establishing any available exemption or reduced withholding rate, and (iii) withhold only the minimum amount required by law. Any amounts withheld shall be remitted to the appropriate governmental body on a timely basis and shall be treated for all purposes of this Note as having been paid to the Holder.

(e) Tax Matters.

(i) The parties hereto agree that this Note shall be treated as debt for all United States federal, state and local tax purposes, unless otherwise required by applicable law.

(ii) In connection with the redemption of this Note for shares of Common Stock, the Company shall pay or cause to be paid any and all transfer, stamp, documentary, filing, recording or similar taxes that may be payable with respect to the issuance and delivery of such shares of Common Stock.

3. Covenants.

The Company covenants and agrees that, while any obligations under this Note remain outstanding, it shall perform all covenants in this Section 3.

(a) Existence. The Company shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits, except for such failures as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Notice of Default. The Company shall promptly deliver to the Holder of this Note, but in any event within five (5) Business Days after any officer of the Company obtains knowledge of any condition or event that constitutes a default or an Event of Default hereunder, a written notice describing such default or Event of Default.

(c) Compliance with Law. The Company and each of its Subsidiaries will comply in all material respects with all applicable laws (including without limitation, the 1940 Act).

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(d) Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, pay all material taxes, fees or levies imposed by government authorities (a “Tax”) upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien or encumbrance upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.

(e) BDC Status. The Company has elected to be regulated as a business development company (“BDC”) under the 1940 Act and will maintain its status as a BDC under the 1940 Act and its status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. In addition, the Company will not permit its asset coverage as defined in Section 18(h) of the 1940 Act to be, at any time, less than the statutory requirements then applicable to the Company.

(f) Investment Policies. The Company will comply in all material respects with its investment policies.

(g) SEC Filings. The Company will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act.

(h) Continued Listing. The Company shall maintain the listing or quotation of the Common Stock on the Nasdaq Global Select Market and will comply in all respects with the Company’s reporting, filing and other obligations under the rules of the Nasdaq Global Select Market. The Company will maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(i) Reservation of Shares. The Company shall take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the redemption of this Note, the number of shares of Common Stock issuable upon such redemption.

(j) Incurrence of Indebtedness. Neither the Company nor its Subsidiaries shall incur indebtedness in violation of the asset coverage requirements applicable to the Company under the 1940 Act as in effect from time to time; provided, that the Company and its Subsidiaries may incur, refinance, and maintain indebtedness contemplated by or permitted under the Company’s existing credit facilities, indentures and repurchase or similar financing arrangements, and any replacements, renewals, or extensions thereof, and may incur secured indebtedness in the ordinary course consistent with such asset coverage requirements.

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(k) Limitation on Dividends and Distributions to Equity Holders. Except with the prior written consent of the Holder, neither the Company nor any of its Subsidiaries will, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment other than dividends and other distributions by a Subsidiary to the Company or a wholly-owned Subsidiary. For purposes of this Note, “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class or series of stock or equity of the Company or its Subsidiaries other than a Permitted Dividend; (ii) any redemption, repurchase, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class or series of stock or equity of the Company or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, redeem, repurchase, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class or series of stock or equity of the Company or any of its Subsidiaries now or hereafter outstanding; and (iv) management or similar fees payable to any affiliate of the Company; provided that the foregoing clauses (ii) and (iii) shall not prohibit any redemption, repurchase, retirement or other acquisition of equity interests (or options, warrants or other similar instruments) of the Company pursuant to rights with, or any employee compensation, benefits or stock option plans covering, current or former officers, directors, members of management, managers, employees, consultants or independent contractors of the Company. For purposes of this Note, “Permitted Dividend” means a dividend by the Company to its stockholders that consists solely of cash.

(l) Limitations on Transactions with Affiliates. Neither the Company nor any Subsidiary will, directly or indirectly, enter into or permit to exist any transaction involving amounts in excess of $120,000 per year, with any Affiliate of the Company or any of its Subsidiaries (including any director, officer or employee of an Affiliate of the Company), except for (i) transactions that are upon commercially reasonable terms that are no less favorable to the Company or applicable Subsidiary than would be obtained at the time in a comparable, arm’s length transaction with a non-Affiliated person and are not otherwise restricted by the terms of this Note, and (ii) director, officer and employee compensation, including bonuses, and other benefits, including retirement, health, stock option, other equity and other benefit plans and indemnification arrangements and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise in connection therewith, in each case, consistent with the past practice of the Company and approved by the Board.

4. Events of Default. The occurrence of any one or more of the following (irrespective of whether it is then continuing) shall constitute an “Event of Default”:

(a) the Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws (as defined below) now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; (ii) an involuntary case shall be commenced against the Company or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; (iv) there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of its property; or (v) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Subsidiaries;

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(c) (i) the Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company or any of its Subsidiaries, or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 4(b);

(d) any representation or warranty made herein or in the Purchase Agreement proves to have been incorrect when made or reaffirmed, or the Company fails to comply with any covenant, term or condition contained in the Purchase Agreement (including, without limitation, for the avoidance of doubt, the securities registration requirements in Section 7 thereof);

(e) the Company fails to comply with any covenant, term or condition (i) contained in Section 3 of this Note or (ii) contained elsewhere in this Note (other than in any other subsection of this Section 4), and such failure, in the case of this clause (ii), remains unremedied for thirty (30) calendar days after the occurrence thereof;

(f) any money judgment, writ or warrant of attachment or similar process in an amount that could reasonably be expected to have a Material Adverse Effect or involving an amount in excess of $15,000,000 (individually or in the aggregate) to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale of such assets);

(g) there is any default in any agreement to which the Company or any of its Subsidiaries is a party with a third party or parties, resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness or other amounts owing thereunder in an amount (i) that could reasonably be expected to have a Material Adverse Effect or (ii) in excess of $15,000,000; or

(h) any order, judgment or decree shall be entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or such Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

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Upon the occurrence of (x) any Event of Default under subsections (b) or (c) above, this Note shall accelerate and the full Outstanding Amount shall automatically become due and payable and (y) any other Event of Default, at the option of the Holder and upon written notice to the Company, this Note shall accelerate and the full Outstanding Amount shall become due and payable.

For purposes of this Note, “Debtor Relief Laws” means the Bankruptcy Reform Act of 1978, codified as 11 U.S.C. §§101 et seq., and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

5. Miscellaneous Provisions.

(a) Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(b) Transfers of Note.

(i) Subject to compliance with any applicable securities laws, this Note and all rights hereunder (including, without limitation, any registration rights available to the Holder under the Purchase Agreement) are transferable, in whole or in part, to any Affiliate of the undersigned holder upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed assignment form in the form attached hereto as Annex A. Such transfer shall be effective automatically upon such surrender. Thereupon a new Note for the applicable transferred principal amount and interest shall be issued to, and registered in the name of, the transferee, and this Note shall continue to represent the principal amount and interest of this Note not so transferred. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Note to the Company unless the Holder has assigned this Note in full, in which case, the Holder shall surrender this Note to the Company within three (3) Business Days of the date on which the Holder delivers an assignment form to the Company assigning this Note in full. Interest and principal shall be paid solely to the registered holder of this Note.

(ii) This Note is not transferable or assignable, by operation of law or otherwise, by the Company without the prior written consent of the Holder.

(c) Amendment and Waiver. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder.

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(d) Governing Law; Waiver of Jury Trial.

(i) This Note shall be governed by and construed under the laws of the State of New York, as applied to agreements among New York residents, made and to be performed entirely within the State of New York, without giving effect to conflicts of laws principles. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note and any other Transaction Agreements (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Agreements), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(ii) IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE FOREVER TRIAL BY JURY.

(e) Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(f) Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Sections; Titles and Subtitles. All section references in this Note refer to sections of this Note, unless otherwise indicated. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(h) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

(i) Expenses. Each party shall bear its own expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note.

(j) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

(k) Entire Agreement. The Purchase Agreement and this Note together constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements in respect of this Note except as specifically set forth herein and therein.

[Signature pages follow]

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The parties have executed this Redeemable Promissory Note as of the date first noted above.

COMPANY:

NEOSTELLAR CAPITAL CORP.

By:	/s/ Allison Green
Name:	Allison Green
Title:	Chief Financial Officer

E-mail:	agreen@neostellaradvisors.com

Address:	640 Fifth Avenue 12th Floor New York, NY 10019

SIGNATURE PAGE TO

NEOSTELLAR CAPITAL CORP.

REDEEMABLE PROMISSORY NOTE

The parties have executed this Redeemable Promissory Note as of the date first noted above.

HOLDER:

MCP INVESTING LLC

By:	/s/ Lavonne Harris
Name:	Lavonne Harris
Title:	Authorized Signatory

E-mail:	notices@magnetar.com

Address:	1603 Orrington Ave., 13th Floor Evanston, IL 60201

SIGNATURE PAGE TO

NEOSTELLAR CAPITAL CORP.

REDEEMABLE PROMISSORY NOTE

ANNEX A

ASSIGNMENT FORM

(To assign the foregoing Note (or a portion of it), execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, [all of]/[the portion specified below of] the foregoing Note and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

[Amount of principal and interest assigned:	]

Dated: _______________ __, ______

Holder’s Signature:________________________

Holder’s Address:_________________________